Contact:
Heather Beshears
Vice President, Corporate Communications
InPlay Technologies, Inc.
480-586-3357
Heather@InPlayTechnologies.com

InPlay Technologies Names Two New Directors

PHOENIX, Ariz.(Nov. 26, 2007)– InPlay Technologies (NASDAQ: NPLA) today announced that Jack Saltich and Dino D. Farfante have been elected to its Board of Directors, effective immediately. Mr. Saltich will serve as a Class 3 director and Mr. Farfante will serve as a Class 1 director.

Mr. Saltich will serve on the Audit and Compensation Committees. Mr. Farfante will serve on the Audit and Nominations and Corporate Governance Committees.

“Both Jack and Dino bring extensive industry expertise and strong business acumen,” said Steve Hanson, InPlay chairman and CEO. “We welcome their guidance at a critical and exciting time for our company.”

Jack Saltich, 64, is Chairman and CEO of Vitex Systems, a privately held licensor and supplier of materials and services for flexible displays and flexible electronic products. From 1999 to 2005, he was President and Chief Executive Officer of Three-Five Systems Inc., a technology and manufacturing services company specializing in the design, development, and manufacturing of custom displays and display systems. Before joining Three-Five Systems, Saltich served as Vice President and General Manager of Advanced Micro Devices’ European Electronics Center in Dresden, Germany, beginning in 1996. His prior experience includes senior management positions with Advanced Micro Devices, Applied Micro Circuits Corp., VLSI Technology and Motorola.

Saltich holds B.S. and M.S. degrees in engineering from the University of Illinois. In addition to Vitex Systems, he serves on the board of directors of Atmel Corporation (ATML), Leadis Technology (LDIS), Ramtron International Corporation (RMTR), Immersion Corporation (IMMR) and serves on the Technical Advisory Board for DuPont Electronic Materials Business.

Dino Farfante, 45, is President and Chief Operating Officer for American Barcode and RFID, Inc. (AB&R), a provider of automatic identification and data collection solutions for the manufacturing, healthcare and distribution markets. Before joining AB&R in 2006, Farfante consulted for various companies developing go-to-market strategies. Prior, Farfante was President, Insight Direct Worldwide, a wholly owned subsidiary of Insight Enterprises. He joined Insight in 1996, serving in a progression of senior management positions during his nine-year tenure with the Fortune 1000 company. Farfante began his career at Merisel, Inc., a Fortune 500 worldwide hardware and software technology distributor.

Farfante holds a B.S. in computer engineering from the University of Florida.

The new director appointments increase InPlay’s Board of Directors to six members.

About InPlay Technologies
InPlay Technologies is a developer of innovative human interface devices for electronic products.  The company's FinePoint division offers the only digital-based pen-input solution for the rapidly growing mobile computing market. With InPlay’s digital technology, OEMs have an almost limitless roadmap for development of new features and functions for their product designs. The Company’s Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches enabling OEMs to create ergonomic, space saving input panels for a wide range of applications. Visit www.inplaytechnologies.com for more information.

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